Exhibit n.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Solar Senior Capital Ltd.:

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.

New York, New York

February 8, 2012